UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 6, 2014

HARVARD BIOSCIENCE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33957	04-3306140
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

84 October Hill Road, Holliston, MA	01746
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (508) 893-8999

________________________________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 6, 2014, the Board of Directors (the "Board") of Harvard Bioscience, Inc. (the "Company") increased the number of directors on the Board from seven to eight and appointed Mr. Bertrand Loy as an additional Class I director of the Company. Mr. Loy is an independent director in accordance with the standards of the Securities and Exchange Commission and NASDAQ and has been appointed to serve as a member of the Governance Committee of the Board. Mr. Loy will serve until the Company's 2016 annual meeting of stockholders and until his successor is duly elected and qualified, or until his resignation or removal.

In connection with Mr. Loy's appointment to the Board, in accordance with the Company's non-employee director compensation policy and its Third Amended and Restated 2000 Stock Option and Incentive Plan, as amended, on November 13, 2014, he will be granted non-qualified stock options, to acquire shares of the Company's common stock, in an amount equal to the greater of (i) options having an aggregate Black-Scholes cash value of $120,000 at the time of grant, rounded to the nearest 100 shares, or (ii) options to acquire 25,000 shares. The options will have a term of ten years and an exercise price equal to the closing price for such common stock at the end of trading on November 13, 2014. The stock options will vest in three equal installments on November 13, 2015, 2016 and 2017.

On November 10, 2014, the Company issued a press release regarding the appointment of Mr. Loy. The full text of the press release is attached as Exhibit 99.1 hereto and incorporated by reference herein

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Title
99.1	Press release of Harvard Bioscience, Inc. issued on November 10, 2014.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARVARD BIOSCIENCE, INC. (Registrant)
November 10, 2014 (Date)	/s/ ROBERT E. GAGNON Robert E. Gagnon Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
99.1	Press release of Harvard Bioscience, Inc. issued on November 10, 2014.